Exhibit 99.10

CONSENT OF GOLDMAN, SACHS & CO.

December 23, 2014

Board of Directors

Allergan, Inc.

2525 Dupont Drive

Irvine, CA 92612

Re: Initially Filed Registration Statement on Form S-4 of Allergan, Inc., filed December 23, 2014 (the “Registration Statement”)

Lady and Gentlemen:

Reference is made to our opinion letter, dated November 16, 2014 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Actavis plc. (“Actavis”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Allergan, Inc. (the “Company”) of the $129.22 in cash, without interest and 0.3683 ordinary shares, par value $0.0001 per share of Actavis for each outstanding Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of November 16, 2014, by and among Actavis, Avocado Acquisition Inc., an indirect wholly owned subsidiary of Actavis, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinions of Allergan’s Financial Advisors—Goldman, Sachs & Co.,” “The Merger—Background of the Transaction,” “The Merger—Recommendation of the Allergan Board of Directors and Allergan’s Reasons for the Merger” and “The Merger—Opinions of Allergan’s Financial Advisors—Goldman, Sachs & Co.” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.

GOLDMAN, SACHS & CO.